Exhibit 99.1
For Immediate Release
RALCORP HOLDINGS ANNOUNCES PRELIMINARY RESULTS FOR
THE THIRD QUARTER OF FISCAL 2011 AND UPDATES 2011 GUIDANCE
ST. LOUIS, July 14, 2011 — Ralcorp Holdings, Inc. (NYSE: RAH) today announced that, based upon information currently available, the Company expects that diluted earnings per share for the third quarter will be between $0.85 and $0.90. Excluding $0.24 of reductions related to economic hedges and $0.04 of reductions related to plant closures, mergers and integration, adjusted diluted earnings per share for the quarter is expected to be between $1.13 and $1.18.
Ralcorp currently expects diluted earnings per share for the fiscal year ending September 30, 2011 to be between $5.01 and $5.16, including $0.12 of actual year-to-date reductions related to economic hedges and $0.07 of reductions related to provision for legal settlement, plant closures, mergers and integration. Excluding those special items, adjusted diluted earnings per share for the year is expected to be between $5.20 and $5.35 compared to the Company’s prior expectation of $5.45 to $5.55, as announced on May 1, 2011.
The primary factors causing the decline from prior guidance, include: a lag in pricing realization versus changes in the cost of primary raw materials in the private brand businesses, lower than expected volume in the Branded Cereals segment and an increased number of diluted shares outstanding, as well as increased expense on certain share based compensation, resulting from the increase in Ralcorp’s share price after May 1, 2011.
The Company reiterated that its recently announced accelerated cost reduction program is expected to result in an additional $80 to $100 million in operating profit in total over the fiscal years 2012-2014. The Company expects to spend additional capital of $115 to $135 million to complete these projects.
The Company plans to announce full results for the quarter ended June 30, 2011 on August 9, 2011. Ralcorp management will host a conference call with the financial community on that date to provide further information on the quarterly results. A live webcast will also be available by visiting the Investor Relations section of the Company’s website at www.ralcorp.com.
Non-GAAP Financial Measures and Additional Information
The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. As further discussed below, these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.
Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, the preliminary nature of our expected results, which are subject to change as they are reviewed internally and by our external auditors, general economic conditions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with the recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the company’s cautionary statements contained in its filings with the Securities and Exchange Commission. The company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.
About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta. For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.
Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091